Exhibit 10.30

PURCHASE AND SALE AGREEMENT

BY AND AMONG

STORAGE SPOT PROPERTIES NO. 1, L.P. (“SS1”)

AND

STORAGE SPOT PROPERTIES NO. 4, L.P. (“SS4”)

(COLLECTIVELY, “SELLERS”)

AND

EXTRA SPACE STORAGE LLC

(“PURCHASER”)

FOR

26 PROPERTIES REFERENCED ON SCHEDULE A

TABLE OF CONTENTS

Article 1
Purchase and Sale Agreement		2
1.1	Agreement to Purchase and Sell	2
1.2	Capital Markets Transaction	2

Article 2
The Properties		3
2.1	Description of the Properties	3
2.2	As-Is Purchase; Condition of the Properties	4
2.3	Portfolio Sale Only	5

Article 3
Purchase Price; Deposit; Adjustments		5
3.1	Purchase Price and Allocations	5
3.2	Deposit	6
3.3	Balance of Fixed Purchase Price and Inventory Cost	6
3.4	Prorations of Taxes	6
3.5	Prorations of Contracts and Prepaid Expenses	7
3.6	Utilities	7
3.7	Prorations of Income and Expenses	8
3.8	Receivables	8
3.9	Adjustment Payments	8
3.10	Calculation of Prorations	8
3.11	Application of Payments	9
3.12	Sellers’ Closing Costs	9
3.13	Purchaser’s Closing Costs	9
3.14	Closing Statement	9
3.15	Re-Formatting of Audited 2003 Financial Statements	9
3.16	Earnout and Related Matters	10
3.17	Inventory	12
3.18	Survival	12

Article 4
Representations and Warranties		12
4.1	Sellers’ Representations and Warranties	12
4.2	Purchaser’s Representations and Warranties	15
4.3	Survival of Representations and Warranties	15
4.4	No Representation Regarding Construction	16
4.5	Change in Facts or Circumstances	16
4.6	Hazardous Materials	16

Article 5
Access, Inspection, Diligence		16
5.1	Inspections	16

5.2	Due Diligence Materials	17
5.3	Confidentiality	18
5.4	Review of Materials	19
5.5	Inspection Period	19
5.6	Property Contracts	19
5.7	Updated Reports	19

Article 6
Title and Survey		20
6.1	Title and Survey Review	20
6.2	Title Review and Cure	20
6.3	Extension to Perfect Title or Make the Properties Conform	21
6.4	Title and Survey Costs; Transfer Taxes	21

Article 7
Conditions to Sellers’ and Purchaser’s Performance		22
7.1	Conditions to Sellers’ Obligations	22
7.2	Conditions to Purchaser’s Obligations	22

Article 8
Closing		23
8.1	Closing Date	23
8.2	Sellers’ Closing Deliveries	23
8.3	Purchaser’s Closing Deliveries	24
8.4	Delivery of Deposit	24
8.5	Transitional Walk-Through	24

Article 9
Property Operations and Casualty and Condemnation		25
9.1	Conduct of Business	25
9.2	Maintenance of Property	25
9.3	Telephone Listing	25
9.4	Termination of Management Contracts	25
9.5	Removal and Replacement of Personal Property	25
9.6	Damage or Destruction/Eminent Domain	25
9.7	Total Condemnation	26

Article 10
Brokerage Commissions		26
10.1	Representations and Indemnity	26

Article 11
Default, Termination and Remedies		27
11.1	Sellers’ Default	27
11.2	Purchaser Default	27

Article 12
Miscellaneous		28
12.1	Assignment	28
12.2	Notices	28
12.3	Interpretation	30
12.4	Captions	30
12.5	Construction	31
12.6	Calculation of Time Periods	31
12.7	No Third-Party Beneficiaries	31
12.8	Amendments	31
12.9	Integration	31
12.10	Choice of Law	31
12.11	Counterparts	31
12.12	Time of the Essence	31
12.13	Use of Proceeds to Clear Title	31
12.14	Submission not an Offer or Option	32
12.15	Limitation of Liability	32
12.16	Acceptance of Deed	32
12.17	No Recordation	32

Article 13
IRS Form 1099-S Designation		32
13.1	Designee	32

SCHEDULE A	Properties Description
SCHEDULE 3.1	Price Allocations
SCHEDULE 3.2	Form of Deposit Escrow Agreement
SCHEDULE 3.4	Tax Protests
SCHEDULE 3.16A	Earnout Calculations and Financial Information
SCHEDULE 3.16B	Earnout Guaranty
SCHEDULE 4.1(c)	Retail Tenants
SCHEDULE 4.1(d)	Property Contracts
SCHEDULE 4.1(i)	Special Assessments
SCHEDULE 4.1(k)	Violations
SCHEDULE 4.1(l)	Environmental Disclosures
SCHEDULE 5.1	Right of Entry Agreement
SCHEDULE 5.2	Due Diligence Materials to be Made Available By Sellers Pursuant to Section 5.2 of the Agreement
SCHEDULE 8.2	Form of Assignment of Tenant Leases, Property Contracts and Personal Property
SCHEDULE 8.2(c)	Form of Certificate of Non-Foreign Status
SCHEDULE 8.2(i)	Bank Deposit Authorization Letter
SCHEDULE 8.2(j)	Agreement Not To Compete
SCHEDULE 8.2(m)	Form of License
SCHEDULE 9.7	Projected 2005 Revenues by Property
SCHEDULE 13.1	1099 Designation Agreement

v

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is entered into as of the 28th day of May, 2004 (the “Effective Date”) by and between STORAGE SPOT PROPERTIES NO. 1, L.P. (“SS1”) and STORAGE SPOT PROPERTIES NO. 4, L.P. (“SS4”), both Delaware limited partnerships (SS1 and SS4, individually each a “Seller,” and collectively, “Sellers”) and EXTRA SPACE STORAGE LLC, a Delaware limited liability company (“Purchaser”).

RECITALS

Sellers own the self-storage facilities referenced in Exhibit A attached hereto. Sellers desire to sell their respective interests in such properties to Purchaser and Purchaser desires to buy such interests from Sellers, all on and subject to the terms and conditions hereinafter set forth.

For ease of reference, capitalized terms in this Agreement are defined in the specific sections of this Agreement as set forth below:

“Agreement” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Appurtenances” shall have the meaning set forth in Section 2.1 (a).

“Assigned Contracts” shall have the meaning set forth in Section 5.6.

“Purchaser” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Purchaser’s Representatives” shall have the meaning set forth in Section 5.1.

“Capital Markets Transaction” shall have the meaning set forth in Section 1.2.

“Closing” shall have the meaning set forth in Section 8.1.

“Closing Date” shall have the meaning set forth in Section 8.1.

“Closing Statement” shall have the meaning set forth in Section 8.2(g).

“Deposit” shall have the meaning set forth in Section 3.2.

“Deposit Escrow Agreement” shall have the meaning set forth in Section 3.2.

“Designee” shall have the meaning set forth in Section 13.1.

“Document Representations” shall have the meaning set forth in Section 2.2.

“Due Diligence Materials” shall have the meaning set forth in Section 5.2.

“Earnout” shall have the meaning set forth in Section 3.16(a).

“Earnout Guaranty” shall have the meaning set forth in Section 3.16(a).

“Escrow Agent” shall have the meaning set forth in Section 3.2.

“Escrowed Amount” shall have the meaning set forth in Section 3.2.

“Fixed Purchase Price” shall have the meaning set forth in Section 3.1 (a).

“General Assignment” shall have the meaning set forth in Section 8.2(b).

“Improvements” shall have the meaning set forth in Section 2. l(b).

“Inspection Period” shall have the meaning set forth in Section 5.4.

“Intangible Property” shall have the meaning set forth in Section 2.1 (d).

“Inventory Cost” shall have the meaning set forth in Section 3.17.

“IPO” shall have the meaning set forth in Section 1.2.

“IRS” shall have the meaning set forth in Section 13.1.

“Net Revenues” shall have the meaning set forth in Section 3.16(a).

“Permitted Exceptions” shall have the meaning set forth in Section 6.2.

“Personal Property” shall have the meaning set forth in Section 2.1(c).

“Properties” shall have the meaning set forth in Section 2.1(d).

“Property Contracts” shall have the meaning set forth in Section 4.1 (d).

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Real Property” shall have the meaning set forth in Section 2.1(b).

“Sellers” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Survey” shall have the meaning set forth in Section 6.1.

“Tenant Leases” shall have the meaning set forth in Section 4.1(c).

“Title Company” shall have the meaning set forth in Section 6.1.

“Title Commitment” shall have the meaning set forth in Section 6.1.

“Title Date” shall have the meaning set forth in Section 6.2.

“Title Evidence” shall have the meaning set forth in Section 6.1.

“Title Notice” shall have the meaning set forth in Section 6.2.

“Title Objections” shall have the meaning set forth in Section 6.2.

“Total Condemnation” shall have the meaning set forth in Section 9.7.

Defined terms shall include their singular and plural forms except as the context may otherwise require.

Article 1

Purchase and Sale Agreement

1.1 Agreement to Purchase and Sell. In consideration of the undertakings and mutual covenants of the parties set forth in this Agreement, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Sellers hereby agree to sell the Properties to Purchaser and Purchaser agrees to buy the Properties from Sellers, for the Purchase Price, payable as provided below and subject to adjustment as provided herein and otherwise on and subject to the terms and conditions contained herein.

1.2 Capital Markets Transaction. The obligations of Purchaser to purchase, and of Sellers to sell, the Properties are expressly subject to, in addition to the applicable conditions set forth elsewhere herein, Purchaser’s consummation of a Capital Markets Transaction. As used herein, “Capital Markets Transaction” means (i) an offering of securities registered under the Securities Act of 1933, as amended, in which Extra Space Storage Inc. or any other current or future affiliate of Purchaser is the issuer (including but not limited to the initial public offering (“IPO”) contemplated in the Form S-l1 registration statement filed by Extra Space Storage Inc. on May 12, 2004 and provided to Sellers, as it may evolve), (ii) any other significant capital- raising transaction or transactions having aggregate gross proceeds of $100,000,000 or more, including but not limited to private placements of equity securities or 144A offerings, but excluding conventional debt transactions with institutional lenders, (iii) any merger or acquisition transaction directly or indirectly involving Purchaser or any such affiliate of

Purchaser (including but not limited to a change of control transaction, however structured), other than acquisitions made by Purchaser or any such affiliate of Purchaser aggregating to not more than $175,000,000, or (iv) any merger, acquisition or sale transaction directly or indirectly involving all or a predominant portion of the self-storage portfolio currently or in the future wholly or partially and directly or indirectly owned or controlled by Purchaser or any such affiliate of Purchaser. Prior to the Closing, Purchaser shall use commercially reasonable efforts to consummate a Capital Markets Transaction and shall continuously keep Sellers informed of the progress of any proposed Capital Markets Transaction and its anticipated timing. Without limiting the generality of the foregoing, Purchaser shall promptly inform Seller if Purchaser determines not to proceed with the IPO and of any written offers Purchaser considers for any Capital Markets Transaction. Purchaser shall promptly provide Sellers with copies of all filings with the Securities and Exchange Commission (the “SEC”) made by or on behalf of Purchaser or any of its affiliates or otherwise in connection with or relating to any contemplated Capital Markets Transaction. Purchaser shall promptly notify Sellers if and when it (or an affiliate) receives any comments from the SEC concerning information disclosed in a document filed with the SEC concerning the Properties or concerning the financial statements, if any, contemplated in Section 3.15 below, and Purchaser and Sellers agree to consult with each other in good faith in connection with the preparation of any response to such comments. If Purchaser or its affiliates shall abandon or fail to proceed with the IPO at any time, then the Sellers shall have the right, at their sole election, to terminate this Agreement (excluding those indemnities which expressly survive termination and the confidentiality provision set forth in Section 5.3) by written notice to Purchaser. In such event, the Escrowed Amount shall be returned to the Purchaser unless the Purchaser shall be in breach under this Agreement, in which event the Escrowed Amount may be retained by Sellers as liquidated damages as provided in Section 11.2.

Article 2

The Properties

2.1 Description of the Properties. The Properties which are the subject of this Agreement consist of the following:

(a) All of the real property owned by the applicable Sellers and referenced on Schedule A as the Properties, together with all of the applicable Sellers’ rights, title and interests in and to all buildings, structures, fixtures, easements, rights of way and improvements thereon (collectively, the “Real Property”).

(b) All of the applicable Sellers’ tangible personal property related thereto and used in connection with the operation of the applicable Sellers’ self-storage business at such Properties, including supplies, inventory, vehicles, machinery, equipment, furniture and trade fixtures, computers and related hardware (the “Personal Property”), it being understood that Personal Property consisting of retail goods for sale and merchandise inventory shall be sold to Purchaser for the Inventory Cost as provided in Sections 3.1 and 3.17.

(c) All of the rights, title and interests of the applicable Sellers in any intangible personal property related to the Real Property, including (i) Property

Contracts to the extent provided in Section 5.6, (ii) franchises, approvals, permits, licenses, orders, registrations, certificates, exemptions and similar rights obtained from governments or agencies, (iii) leases, subleases and rights thereunder, (iv) prepayments and deferred items, claims, deposits, refunds, causes of action and rights of recovery, (v) accounts and other receivables, (vi) telephone numbers, (vii) books, records, ledgers, files, and correspondence with respect to operation and maintenance of the Properties, (viii) drawings and specifications, architectural plans, advertising and promotional materials, studies, and reports relating to the Properties, and (ix) goodwill and going concern value relating to the Properties; excluding, however, all trademarks, service marks, trade names and other intellectual property and rights therein (all of which, other than such excluded items, are collectively referred to as the “Intangible Property;” the Real Property, Personal Property and Intangible Property associated with one location referenced on Schedule A are collectively referred to as a “Property,” and the term “Properties” refers to every such Property, taken together). The terms “Property” and “Properties” shall not include any current or contingent debts, liabilities or obligations pertaining to any Property, unless expressly assumed by Purchaser under the terms of this Agreement.

2.2 As-Is Purchase; Condition of the Properties. Subject to the terms and provisions of this Agreement, including, without limitation, the representations and warranties of Sellers set forth in Section 4.1 and except for the representations and warranties, if any, set forth in any of the documents required to be delivered by Sellers at closing (collectively, the “Document Representations”), THE PROPERTIES ARE TO BE SOLD PURSUANT TO THIS AGREEMENT “AS IS, WHERE IS,” WITH ALL FAULTS AND WITHOUT ANY WARRANTY, EXPRESS, IMPLIED OR STATUTORY, ALL OF WHICH ARE HEREBY DISCLAIMED. Except as provided in Section 4.1 and/or in the Document Representations, no guarantees, representations or warranties of any kind whatsoever, express or implied are made by Sellers, and Purchaser expressly acknowledges and agrees that it is not relying nor will rely on any representations or warranties of any kind whatsoever, express or implied, from Sellers, their attorneys, agents, representatives, or any party purportedly acting on behalf of Sellers, including any representatives of Sellers who might accompany Purchaser or Purchaser’s representatives on any investigations of the Properties. Purchaser hereby further acknowledges that any information Sellers or their attorneys, agents, representatives or other party has provided to Purchaser has been provided to Purchaser for informational purposes only and neither Sellers nor any other such person or entity represents, warrants or guarantees the contents or opinions contained in or the accuracy or completeness of any such information, except as specifically provided in Section 4.1 or in the Document Representations.

Purchaser acknowledges that this Agreement provides for free, full and complete access to fully inspect and review (i) the environmental condition of the Properties, (ii) the title to the Properties, (iii) the compliance of the Properties with applicable laws, (iv) the development potential of the Properties and (v) such other engineering, legal and other matters relating to or affecting the Properties as Purchaser may find appropriate to satisfy itself as to all such matters. Purchaser’s decision with respect to the ultimate purchase of the Properties will be based solely upon its own investigation of the Properties and upon no representations and warranties of

Sellers to Purchaser except those set forth in Section 4.1 and the Document Representations. It is understood that Purchaser has the capability to conduct due diligence investigations sufficient for its purposes within the time periods given to Purchaser under this Agreement.

Except only with respect to a breach by Sellers of any representation or warranty expressly and specifically contained herein, Purchaser hereby waives, releases and forever discharges Sellers, their general and limited partners, direct and indirect legal and beneficial owners, property or asset managers, and any advisor, employee, agent or person acting on behalf of Sellers and any affiliate of Sellers of and from any and all claims, actions, causes of action, demands, rights, damages, liabilities and costs whatsoever, direct or indirect, known or unknown, which Purchaser now has or which may arise in the future against Sellers or any such other parties related in any way to the Properties, including, without limitation, their construction, value, compliance with laws, or condition. In furtherance of the foregoing and not in limitation thereof, Purchaser hereby agrees not to assert any claim for contribution, cost, recovery or otherwise against Sellers or any such affiliate (whether arising under statutory law, common law, federal law, state law or otherwise) relating, directly or indirectly, to the physical condition of the properties, including, without limitation, the existence of oil, lead paint, asbestos or hazardous materials or substances on, or the environmental condition of, the properties, whether known or unknown; provided, however, that Purchaser retains the right to assert, solely within six (6) months after the Closing Date, claims for contribution and cost recovery arising from claims of third parties concerning environmental conditions at the Properties to the extent occurring prior to the Closing Date, it being agreed that Seller shall have no liability with respect to any such claim if Purchaser has not given Sellers written notice of such claim, with reasonable specificity, within six (6) months after the Closing Date and commenced an action with respect thereto within sixty (60) days after the giving of such notice to Sellers (if Sellers and Purchaser have not otherwise resolved such matter prior to the expiration of such sixty (60) day period). This Section 2.2 shall survive the Closing.

2.3 Portfolio Sale Only. It is understood and agreed that this Agreement is for the purchase and sale of all of the Properties for the entire Purchase Price and that unless Sellers agree otherwise in their sole and absolute discretion, and regardless of any allocation of the Fixed Purchase Price, Purchaser shall have no right to purchase fewer than all of the Properties for less than the entirety of the Purchase Price.

Article 3

Purchase Price; Deposit; Adjustments

3.1 Purchase Price and Allocations

(a) Purchase Price. The purchase price (“the Purchase Price”) for the Properties shall be the aggregate of (i) One Hundred and Forty Seven Million Dollars ($147,000,000) (the “Fixed Purchase Price”), subject to adjustment as provided herein, to be paid at Closing, (ii) the Inventory Cost, to be paid at Closing, and (iii) the Earnout, a contingent amount to be paid after Closing as provided in Section 3.16 below.

(b) Price Allocations. The amount of the Fixed Purchase Price to be allocated to each Property (“Price Allocations”) is set forth in Schedule 3.1. During the Inspection Period, the Purchaser may request changes in the Price Allocations (without, however, reducing the Fixed Purchase Price as a whole), subject to Sellers’ approval, not to be unreasonably withheld. Any modifications to the Price Allocations reasonably requested by Purchaser and approved by Seller shall be made effective and shall be reflected in a revised Schedule 3.1 which shall be attached to this Agreement. In such event, Purchaser shall (i) notwithstanding the allocation of title insurance premiums and costs and transfer taxes provided in this Agreement, pay the aggregate incremental amount of title insurance premiums and costs and transfer taxes incurred as a result of such modifications and (ii) indemnify Sellers and their direct and indirect constituent members, partners, shareholders, officers, directors, employees and agents against, and hold them harmless from, all costs, claims, losses, liabilities, damages and expenses, including without limitation all transfer taxes, fines, penalties, interest, and reasonable attorneys fees and costs, arising from or in connection with any claim or proceeding with respect to the amount of transfer taxes paid or not paid with respect to any of the Properties to the extent of modifications from the initial Schedule 3.1 attached to this Agreement. Purchaser and Sellers may make such allocation of the Price Allocations (as they may be modified in accordance with the foregoing) between real and personal property as they may agree upon in advance of the Closing.

3.2 Deposit. Upon the execution of this Agreement, Purchaser shall deposit with Chicago Title Insurance Company, Chicago National Commercial Center, 171 North Clark Street, 3rd floor, Chicago, Illinois 60601, Attn: Ron Szopa, as Escrow Agent (the “Escrow Agent”) cash in the amount of Three Million Dollars ($3,000,000) (the “Deposit”) to secure Purchaser’s obligations under this Agreement. Escrow Agent shall maintain the Deposit in an interest-bearing money market account with an FDIC-insured bank and the Deposit and all interest thereon (collectively, the “Escrowed Amount”) shall be maintained by Escrow Agent in such account and shall be disbursed pursuant to the terms and conditions of this Agreement and the Deposit Escrow Agreement attached hereto as Schedule 3.2 (the “Deposit Escrow Agreement”). All interest will follow the Deposit.

3.3 Balance of Fixed Purchase Price and Inventory Cost. On the Closing Date (as hereinafter defined) the Fixed Purchase Price, subject to a credit for the Escrowed Amount and subject to adjustment as specified herein, and the Inventory Cost, shall be paid by wire transfer of immediately available federal funds or by cashier’s, treasurer’s or bank certified check.

3.4 Prorations of Taxes. Except and unless such taxes or special assessments are the direct payment obligations of tenants, all real and personal property taxes attributable to the year in which the Closing occurs shall be prorated and adjusted as of the Closing Date as an adjustment at the Closing (regardless of whether such taxes and special assessments are then due and payable or delinquent). If the tax statements for the fiscal year during which the Closing Date occurs are not finally determined, then the tax figures for the immediately prior fiscal year shall be used for the purposes of prorating taxes on the Closing Date, with a further adjustment to be made after the Closing Date as soon as such tax figures are finalized. All special assessments which may be amortized over a number of years shall be prorated as of the Closing Date, with Sellers responsible only for the period ending on the day prior to the Closing Date. Any tax refunds or proceeds (including interest thereon) on account of a favorable determination resulting from a challenge, protest, appeal or similar proceeding relating to taxes and assessments relating to the Properties (i) for all tax periods occurring prior to the applicable tax period in which the Closing occurs shall be retained by and paid exclusively to Sellers and (ii) for the applicable tax period in which the Closing occurs shall be prorated as of the Closing Date after reimbursement to Sellers and Purchaser, as applicable, for all fees, costs and expenses (including reasonable attorneys’ and consultants’ fees) incurred by Sellers or Purchaser, as applicable, in connection with such proceedings such that Sellers shall retain and be paid that portion of such tax refunds or proceeds as is applicable to the portion of the applicable tax period prior to the Closing Date and Purchaser shall retain and be paid that portion of such tax refunds or proceeds as is applicable to the portion of the applicable tax period from and after the Closing Date. Prior to the Closing, Sellers may settle any tax protests or proceedings without the consent of Purchaser. After the Closing, Purchaser shall be responsible for and control any tax protests or proceedings for any period for which taxes are adjusted between the parties under this Agreement and for any later period. Purchaser and Sellers shall cooperate in pursuit of any such proceedings and in responding to reasonable requests of the other for information concerning the status of and otherwise relating to such proceedings; provided, however, that neither party shall be obligated to incur any out-of-pocket fees, costs or expenses in responding to the requests of the other. Schedule 3.4 attached hereto lists the tax protests in process as of the date of this Agreement. Sellers shall notify Purchaser in writing of any further tax protests made prior to the Closing Date.

3.5 Prorations of Contracts and Prepaid Expenses. To the extent Property Contracts (as hereinafter defined) are not terminated pursuant to Section 5.6 below, prepaid or past due amounts under any Assigned Contracts (as hereinafter defined) shall be prorated and adjusted as of the Closing Date, subject to Section 5.6 below. Purchaser shall be charged for those prepaid expenses paid by Sellers directly or indirectly allocable to any period on and after the Closing Date, including, without limitation, annual permit and confirmation fees, fees for licenses and all security, cleaning or other deposits paid by Sellers to third parties.

3.6 Utilities. Sellers shall cause all meters for electricity, gas, water, sewer or other utility usage at the Properties to be read on the Closing Date, and Sellers shall pay all charges for such utility charges which have accrued prior to the Closing Date; provided, however, that to the extent submetered charges are to be paid by tenants, then the prorated submetered amount shall be prorated and adjusted as of the Closing Date based on the most recent bills therefor. If the utility companies are unable or refuse to read the meters on the Closing Date, all charges for such utility charges to the extent unpaid shall be prorated and adjusted as of the Closing Date based on the most recent bills therefor. Sellers shall provide notice to Purchaser at least five (5) days prior to the Closing Date setting forth (i) whether utility meters will be read as of the Closing Date and (ii) a copy of the most recent bill for any utility charges which are to be prorated and adjusted as of the Closing Date as an adjustment at the Closing; and shall on the Closing Date provide

Purchaser with the submeter readings applicable to tenants, as necessary for proration and adjustment. If the meters cannot be read as of the Closing Date and, therefore, the most recent bill is used to prorate and adjust as of the Closing Date as an adjustment at the Closing, then to the extent that the amount of such prior bill proves to be more or less than the actual utility charges for the period in question, a further adjustment shall be made after the Closing Date as soon as the actual charges for such utilities are available. Purchaser shall give Sellers a credit at Closing for all deposits with utility companies serving the Properties that accept Purchaser as assignee for such deposits, in which case Sellers shall assign its rights to such deposits to Purchaser at the Closing; or, at Sellers’ option, Sellers shall be entitled to receive a refund of such deposits from the utility companies, and Purchaser shall post its own deposits.

3.7 Prorations of Income and Expenses. Collected rents for the month in which the Closing occurs and any future period; prepaid rentals; common area maintenance charges; promotional charges; service charges; tax charges; late charges; and all other incidental expenses and charges paid by tenants under the Tenant Leases (as hereinafter defined), in each case to the extent collected for the month in which the Closing occurs and any future periods, shall be apportioned and full value shall be adjusted and prorated as of the Closing Date. Any tenant security deposits under the Tenant Leases held by Sellers and not applied in accordance with the Tenant Leases (and interest thereon if required by law or contract to be earned thereon), including those held as letters of credit, shall be transferred or credited to Purchaser at Closing. At Closing, Purchaser shall assume Sellers’ obligations related to the tenant security deposits.

3.8 Receivables. At Closing, the Sellers shall receive a credit and an amount equal to: (i) eighty percent (80%) of all receivables then outstanding for thirty (30) days or less, plus (ii) fifty percent (50%) of all receivables then outstanding for more than thirty (30) but not more than sixty (60) days, and Purchaser shall be entitled to retain all amounts thereafter collected with respect to such receivables. Such receivables shall include all rentals and other charges payable in arrears and uncollected and all other uncollected rents (including common area maintenance charges, annual adjustments thereto, annual tenant reconciliations and annual percentage rent payments), and uncollected late charges, for rental periods prior to or current as of Closing. Notwithstanding the foregoing, if the Closing Date occurs within the first ten (10) days of any calendar month, then the Sellers shall receive a credit and an amount equal to one hundred percent (100%) of all receivables then outstanding for ten (10) days or less, rather than eighty percent (80%) of such amounts pursuant to the foregoing.

3.9 Adjustment Payments. The net amount of all adjustments to be made under this Article 3 shall be paid on the Closing Date in immediately available funds. All post-closing adjustments shall be made in immediately available funds.

3.10 Calculation of Prorations. All apportionments and prorations made hereunder shall be made based on the number of days of ownership of the Properties in the period applicable to the apportionment, with Purchaser entitled to income and responsible for expenses for the Closing Date. Prorations of annual payments shall be made based on the number of days of ownership in the applicable annual period.

3.11 Application of Payments. All payments received by Sellers prior to the Closing during the month in which the Closing Date occurs shall be applied first to rents and other amounts payable during such month in which the Closing Date occurs.

3.12 Sellers’ Closing Costs. At the Closing, Sellers shall pay and be responsible for (i) title insurance premiums to the extent so provided in Section 6.4; (ii) fifty percent (50%) of the escrow fees charged by Escrow Agent; (iii) transfer taxes, recording fees and other closing costs with respect to each of the Properties as and to the extent customarily paid by sellers in the jurisdictions in which such Properties are located, and subject to Section 6.4 below; and (iv) Sellers’ counsel’s fees and expenses.

3.13 Purchaser’s Closing Costs. At or prior to the Closing, Purchaser shall pay and be responsible for (i) all costs of surveys as provided in Section 6.4; (ii) premiums and charges to obtain title insurance as provided in Section 6.4; (iii) fifty percent (50%) of the escrow fees charged by Escrow Agent; (iv) transfer taxes, recording fees and other closing costs with respect to each of the Properties as and to the extent customarily paid by purchasers in the jurisdictions in which such Properties are located, and subject to Section 6.4 below; and (v) Purchaser’s counsel’s fees and expenses.

3.14 Closing Statement. Sellers shall prepare a draft closing statement or shall provide Purchaser with sufficient information to prepare a draft closing statement at least two (2) days prior to the Closing.

3.15 Re-Formatting of Audited 2003 Financial Statements. Purchaser acknowledges that at Purchaser’s request and at Purchaser’s sole cost (to be paid by Purchaser to Sellers or at their direction, upon their demand), Sellers have instructed Sellers’ auditors to re-format the existing audited financial statements for the Properties for calendar year 2003 to present the same on a Property-by-Property basis rather than on a Seller-by-Seller basis. Purchaser believes that such re-formatted audited financial statements with respect to the Properties for calendar year 2003 will satisfy the requirements of Rule 3-14 under Regulation S-X of the Securities Act of 1933, as amended. Sellers agree to use commercially reasonable efforts, at Purchaser’s sole expense, to cooperate with Seller’s auditors in connection with such re-formatting and, as necessary, upon request of Purchaser and subject to Sellers’ consent (not to be unreasonably withheld), with Purchaser’s auditors in connection with any other matters related to such audited financial statements with respect to the Properties (including, if necessary, the execution and delivery of a “management representation letter” or similar certificate or document in form and substance and to addressees satisfactory to Sellers in Sellers’ reasonable discretion) and reasonably required for the IPO; provided, however, that such efforts occur during normal business hours and do not and would not be expected to disrupt the business or operations of Sellers or to require the expenditure of any amounts or the incurrence of any obligation or liability by the Sellers or their affiliates. Purchaser will indemnify, defend, and hold harmless Sellers, their affiliates and each of their respective direct and indirect partners, members, officers, directors, employees, agents, fiduciaries and representatives from and against any losses, claims, liabilities, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement incurred or suffered by or asserted against such persons or entities based upon or arising out of, in whole or in part, any financial statements provided with respect to the Properties, inclusion of such financial statements in a registration statement or other offering materials filed with the Securities and Exchange Commission or provided to prospective investors, or such persons or entities’ participation in the preparation of, or delivery of, such financial statements, including but not limited to the execution or delivery of any “management representation letter” or similar certificate or document to Purchaser, its accountant or an affiliate or representative thereof. Notwithstanding anything in this Agreement to the contrary, the preparation and delivery of the financial statements contemplated by this Section shall not affect the rights or obligations of the parties under any other provision of this Agreement.

3.16 Earnout and Related Matters.

(a) Earnout. On February 15, 2006, Purchaser shall pay Sellers or at Sellers’ direction, as a contingent component of the Purchase Price, an amount equal to 8.455 multiplied by the amount by which Net Revenues of the Properties in calendar year 2005 exceed $ 17,942,558, but not in excess of $5,000,000 (the “Earnout”). As used herein, the term “Net Revenues” shall have the meaning and be determined as set forth on Schedule 3.16A attached hereto. Purchaser shall operate the Properties in accordance with the highest standards of professional property management and with the intention of maximizing Net Revenues within the bounds of their commercially reasonable business judgment. Purchaser shall provide Sellers with financial statements with respect to the Properties in accordance with the requirements of Schedule 3.16A (the “Required Financials”) within twenty (20) days after the close of each calendar month in calendar year 2005. The calculation of the Earnout to be paid on February 15, 2006 shall be based on unaudited financial statements. Sellers shall have the right, at their election, to audit Purchaser’s books and records with respect to the Properties with respect to calendar year 2005, and Purchaser and its affiliates shall fully cooperate with such audit. Should such audit reveal an insufficiency in the amount of the Earnout paid to Sellers, Purchaser shall upon demand pay the amount of such insufficiency to Sellers, together with the cost of such audit; otherwise, Sellers shall bear their own costs of any such audit. Notwithstanding the foregoing, the Earnout shall be deemed fully earned in the full amount of Five Million Dollars ($5,000,000) and shall be paid to Sellers in such full amount of Five Million Dollars ($5,000,000) immediately upon the occurrence of any of the following events on or prior to February 15, 2006: (i) if there shall occur any direct or indirect Change of Control of Purchaser or any of its affiliates (which have a direct or indirect interest in one or more of the Properties) or any of the Properties after Closing; (ii) if any of the Properties or interests therein are sold or transferred, directly or indirectly (other than to a wholly-owned direct or indirect subsidiary of Purchaser, to Purchaser’s parent, or to any entity wholly-owned and controlled by Purchaser’s parent, and excluding transfers of publicly traded stock or operating partnership units, as applicable, not within clause (i) above); (iii) if Purchaser does not provide the Required Financials on a timely basis and does not cure that failure within twenty (20) days after notice from

Sellers; or (iv) if Purchaser or the Parent (defined below) shall breach its or their obligations under Subsection 3.16(b) below. At Closing, Extra Space Storage, L.P. shall provide a guaranty in the form attached hereto as Schedule 3.16B (the “Earnout Guaranty”) guarantying to Sellers Purchaser’s obligations to pay Sellers the Earnout and any other amounts payable under this Section 3.16 and otherwise comply with the requirements of this Section 3.16, which guaranty shall be unsecured; provided, however, that if Purchaser and/or its affiliates shall adopt a different structure than that presented in the organizational chart in the Form S-l1 registration statement filed by Extra Space Storage Inc. on May 12, 2004 and provided to Sellers, Sellers may at their election require that the Earnout Guaranty be provided by such other creditworthy Purchaser affiliate as Sellers may designate.

(b) At any time after Closing and prior to February 15, 2006 that Hugh W. Horne is not serving as a director of the Company, for any reason, Sellers shall have the right to have one representative (the “Representative”) present (whether in person, by conference telephone or by means of such other communications equipment as would be sufficient for all members of the Board of Directors to participate) at all meetings of the Board of Directors (and all committees thereof) of Extra Storage Space Inc. or other applicable parent entity (the “Parent”). The Parent shall send to such Representative all notices, information and other materials that are distributed to the Parent’s Board of Directors, and shall provide such Representative with a notice and agenda of each meeting of the Board of Directors (and all committees thereof), at the same time as delivered to the members of the Board (or the applicable committee); provided, however, that upon the request of any such Representative, the Parent shall refrain from sending any notices, information and other materials for so long as such Representative shall request. Parent shall reimburse the Sellers’ Representative for all costs and expenses incurred in connection with such individual’s attendance and participation in meetings of the Board of Directors (and all committees thereof). Sellers shall provide notice to the Parent of the identity and address of, or any change with respect to the identity or address of, their Representative; Sellers shall have the right to change their Representative or appoint a replacement at any time in their sole discretion.

For the purposes of Subsection 3.16(a), “Change of Control” means the occurrence of one or more of the following (whether or not approved by the Board of Directors): (i) if any “person” or “group” (as such terms are used in Section 13(d) of the Securities Exchange Act and the rules thereunder) is or becomes the “beneficial owner,” directly or indirectly, of more than 45% of the securities having ordinary voting power for the election of directors of the Parent; (ii) the direct or indirect sale, lease, exchange or other transfer of all or substantially all of the assets of the Parent and its subsidiaries (determined on a consolidated basis) in one transactions or a series of transactions to any “person”, provided that the foregoing shall not apply to the granting of mortgage liens in the ordinary course of business consistent with past practice; (iii) the Parent consolidates or mergers with or into another Person, in any such event pursuant to a transaction in which immediately after the consummation thereof, the shareholders of the Parent immediately prior to the consummation of such transaction shall cease to have the power, directly or indirectly, to vote or direct the voting of securities having an aggregate of at least a majority of the ordinary voting power for the election of directors of the Parent; or (iv) the adoption of any plan of liquidation or dissolution by the Parent.

3.17 Inventory. Prior to the Closing, Sellers shall determine, and notify Purchaser in writing of, the quantities and cost of retail goods for sale and merchandise for sale at the Properties, excluding items (at Properties other than Riverview) bearing Sellers’ name or logo, and the reasonably estimated quantities and cost thereof as of the time of Closing (such estimated value being referred to as the “Inventory Cost”). The Inventory Cost shall be paid by the Purchaser at Closing as part of the Purchase Price as set forth in Section 3.1. Should actual figures differ from the estimate as of Closing, the parties shall readjust the same within 30 days after Closing.

3.18 Survival. The provisions of this Article 3 shall survive the Closing Date and the recording of the Deeds. Section 3.15 shall in addition survive any termination of this Agreement.

Article 4

Representations and Warranties

4.1 Sellers’ Representations and Warranties. As a material inducement to Purchaser to execute this Agreement and consummate this transaction, each of the Sellers represents and warrants to Purchaser with respect solely to itself and Properties owned by it (provided that Purchaser acknowledges and agrees that each of such representations and warranties shall be deemed expressly qualified by any information set forth in any due diligence materials provided by Sellers or obtained by Purchaser) that:

(a) Organization and Authority. Such Seller is a limited partnership duly formed and validly existing and in good standing under the laws of the State of Delaware. Such Seller has the full right and authority to enter into this Agreement and consummate the transactions contemplated by this Agreement. This Agreement has been, and all of the documents to be delivered by such Seller at the Closing shall be, duly authorized and properly executed and constitute the valid and binding obligations of such Seller, enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws in effect from time to time affecting the rights of creditors generally.

(b) Agreements. Such Seller’s obligations contemplated hereby and the execution, delivery and performance of this Agreement by such Seller will not result in a breach of, or constitute a default under any instrument or agreement to which such Seller is bound. No agreement concerning or restricting the sale of the Property to which such Seller is a party is in effect other than this Agreement and no person or entity has any right or option to acquire the Property other than Purchaser.

(c) Leases. There are no leases, occupancy or related licenses or agreements or tenancies affecting the Properties except for self storage tenants and manager apartments and except for retail tenants listed in attached Schedule 4.1(C) (the “Tenant Leases”). The list of delinquent rents and vacancies and the list of security deposits and prepaid rents delivered, or to be delivered, to Purchaser are, or will be, true and correct lists of all delinquent rents, vacancies, security deposits and prepaid rents with respect to the Property as of the date of the respective list.

(d) Property Contracts. Except for contracts to be provided to Purchaser pursuant to Section 5.2 and Schedule 5.2 and excluding the management contract to be cancelled pursuant to Section 9.4, there are no material agreements relating to operation of the Properties, including without limitation, service, supply, maintenance, equipment, or other agreements for operation of the Properties (“Property Contracts”). Such Seller is not in default under any Property Contract and, to such Seller’s knowledge, no other party to any Property Contract is in default thereunder.

(e) Employment Contracts. There are no management, employment or personnel agreements relating to the operation of the Properties that will affect the Properties after Closing.

(f) Utilities. To the Sellers’ actual knowledge, except as disclosed or to be disclosed to Purchaser during the Inspection Period, each Property is served by public utility, services supplying gas, electricity, water, sanitary and storm sewerage, and telephone services, and these services are materially adequate for the present needs of the Property in its use as a self-storage facility; provided that no representation is made with respect to the adequacy of drainage.

(g) Financial Information and Reports. To the Sellers’ actual knowledge, the information provided by Seller with respect to the Properties and itemized on Schedule 5.2 attached hereto is not materially inaccurate with respect to the Properties taken as a whole; provided, however, that such representation is made solely with respect to historical items and does not in any event include or apply to any information consisting of or based upon projections, budgets, forecasts or estimates of any kind or description; and provided further that concessions are not accurately reported in the Management Summary Reports produced by SiteLink. The financial statements to be provided for 1999 through 2003 for SS1 and for 2003 for SS4 are audited financial statements accompanied by the accountants’ opinion that such financial statements “present fairly, in all material respects, the financial position” of SS1 or SS4, as the case may be, for the applicable periods, “and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.” The financial statements to be provided for 2000 through 2002 for SS4 are designated as “Accountants’ Compilation Reports” and were accompanied by the accountants’ statement that they have “compiled the balance sheets” for the applicable periods “and the related statements of operations, changes in partners’ equity and cash flows for such periods in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.”

(h) FIRPTA. Neither such Seller nor any constituent partner thereof is a foreign corporation, foreign partnership or foreign estate (as such terms are defined in Section 1445 of the Internal Revenue Code). Sellers shall provide Purchaser with an affidavit to this effect at Closing.

(i) Special Assessments. Such Seller has not received any written notice of any special assessments affecting the Properties except as referenced in Schedule 4.1(i).

(j) Condemnation. Such Seller has not received any written notice from any governmental agency or body indicating an interest in condemnation or taking by eminent domain of any Property or any portion of any Property, and to Seller’s knowledge, there is no condemnation or eminent domain pending or threatened with respect to any Property.

(k) Violations. Except as disclosed in Schedule 4.1(k), such Seller has not received written notice from any governmental authority of any currently outstanding violation of any municipal, state or federal law or regulation affecting any Property, nor has such Seller received written notice of any currently outstanding breach or default under any mortgage, easement, right-of-way, covenant, condition or restriction affecting any Property.

(1) Environmental. To such Seller’s knowledge, except as set forth in the environmental reports provided to Purchaser pursuant to Section 5.2 or disclosed in Schedule 4.1(1), (i) each Property and any operations conducted thereon by Seller (a) comply with and do not violate applicable Environmental Laws, and (b) are not subject to any existing, pending, or threatened investigation, inquiry or proceeding by any governmental authority or any other entity or person or to any remedial obligations under any Environmental Laws; (ii) all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by Seller under any applicable Environmental Law in connection with Seller’s use of the Property, including, without limitation, present and past treatment, storage, disposal, spill and release of any or all petroleum products (including use of underground storage tanks) and all other Hazardous Materials into the environment, have been obtained or filed as necessary and complied with; (iii) to the extent required by applicable Environmental Laws, all Hazardous Substances used, produced and generated by Seller have been stored and accumulated in compliance with applicable Environmental Laws; and (iv) no Hazardous Materials have been spilled, disposed of, located on, or otherwise released to the Property by Seller except in compliance with applicable Environmental Laws. As used herein, “Environmental Laws” means applicable federal and state laws and regulations regulating, monitoring, or imposing liability, standards or conduct or reporting obligations with respect to the handling, generation, release or storage of Hazardous Materials and “Hazardous Materials”

means oil, hazardous materials or hazardous substances as defined under applicable federal and state laws.

References to Sellers’ knowledge or awareness or phrases of similar import shall mean the actual (not constructive or imputed) and specific knowledge of Hugh Horne, Michael Appleby and Sandra Pioterek, meaning their present conscious awareness and without any obligation on the part of any of them to make any independent investigation of the matters being represented and warranted, or to make any inquiry of any other persons, or to search or examine any files, records, books, correspondence and the like. Sellers shall not be in breach of any representation or warranty that is qualified by knowledge or awareness in the absence of both (A) such knowledge as defined herein and (B) the intent to mislead or deceive Purchaser. None of Hugh Horne, Michael Appleby or Sandra Pioterek shall be personally liable for any of the obligations of Sellers under this Agreement. Further, to the extent Purchaser discovers prior to the expiration of the Inspection Period any inaccuracy in a representation and warranty of Sellers in this Agreement and the Closing occurs, such representation and warranty shall be deemed modified to reflect the inaccuracy discovered by Purchaser.

4.2 Purchaser’s Representations and Warranties. As a material inducement to Sellers to execute this Agreement and consummate this transaction, Purchaser represents and warrants to Sellers that:

(a) Organization and Authority. Purchaser is a limited liability company, duly formed, validly existing and in good standing in the state of Delaware and, on or before the Closing, Purchaser, or Purchaser’s affiliated company taking title at Closing, will be qualified to do business in the state in which the Property is located. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and consummate the transactions contemplated by this Agreement. This Agreement and all of the documents to be delivered by Purchaser at the Closing have been and will be authorized and properly executed and will constitute the valid and binding obligations of Purchaser, enforceable in accordance with their terms.

(b) Conflicts and Pending Action. There is no agreement to which Purchaser is a party or binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or to Purchaser’s knowledge, threatened, against Purchaser or which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.

(c) Initial Public Offering. Purchaser and its affiliates are actively pursuing and expect to proceed with the IPO, which shall be amended to include the acquisition of the Properties with a portion of the proceeds of that offering and incident thereto.

4.3 Survival of Representations and Warranties. The representations and warranties set forth in Sections 4.1 and 4.2 or made elsewhere in this Agreement are made as of the date of this Agreement and shall survive the Closing for a period of six (6) months, except that solely the

Sellers’ representations in Section 4.1 (a) and Purchaser’s representations in Section 4.2(a) shall survive the Closing indefinitely. Sellers agree to defend and indemnify Purchaser against any actual losses suffered by Purchaser arising out of a breach of any representation or warranty in this Section 4.1 or in the Document Representations; provided that Sellers shall have no liability with respect to any claim on account of a breach of any representation or warranty if Purchaser has not given Sellers written notice of such claim, with reasonable specificity, within six (6) months after the Closing Date and commenced an action with respect thereto within sixty (60) days after the giving of such notice to Sellers (if Sellers and Purchaser have not otherwise resolved such matter prior to the expiration of such sixty (60) day period).

4.4 No Representation Regarding Construction. Sellers expressly do not, and Purchaser agrees that Sellers do not, make any representation or warranty regarding the feasibility of any future development or construction on any of the Properties, the ability to obtain permits therefor, or any other matters relating to construction on the Properties.

4.5 Change in Facts or Circumstances. If, prior to Closing, either party becomes aware of any fact or circumstance which would make any representation or warranty contained in this Agreement materially inaccurate, such party shall promptly notify the other party in writing of such fact or circumstance.

4.6 Hazardous Materials. Purchaser shall indemnify, protect, defend and hold Sellers harmless from and against any and all claims, demands, losses, damages, liabilities, causes of action, liens, costs and expenses, including, without limitation, attorneys’ fees and costs (to the extent permitted by law) directly or indirectly related to, arising out of, or in any manner connected with, in whole or in part, the presence of any Hazardous Materials in, on or about the Properties, the release of Hazardous Materials from the Properties, any violation of any Environmental Laws or other laws, or any other environmental matter or condition, that is related to the Properties, but only to the extent that any of the foregoing first arise on or after the date on which Purchaser takes title to the Properties. The agreements, waiver and indemnity set forth in this Section 4.6 shall survive the Closing indefinitely.

Article 5

Access, Inspection, Diligence

5.1 Inspections. Upon execution of a Right of Entry Agreement in the form attached hereto as Schedule 5.1, Purchaser and Purchaser’s agents, employees, representatives, contractors, architects, engineers, consultants, appraisers, lenders and designers (collectively, “Purchaser’s Representatives”) shall have reasonable access to the Properties during normal business hours in a manner as not to unreasonably disturb or interfere with Sellers’ employees, business operations or the tenants under the Tenant Leases, for the purpose of conducting appraisals, surveys, architectural, engineering, geotechnical, and environmental reviews, inspections and tests, provided, however, that Purchaser shall not be permitted to conduct any physical or invasive testing that damages, disturbs or removes any portion of the Properties or buildings or improvements thereon or violates any restriction or other title matter; provided that Purchaser may, with Sellers’ prior written consent in each instance (which shall not be unreasonably withheld or delayed), conduct a Phase II environmental inspection if recommended by Purchaser’s environmental consultant or other reasonable physical testing or sampling, provided that Purchaser conducts such activities so as to minimize damage and in compliance with Sellers’ reasonable security and other requirements, avoids causing any adverse impact to the Properties, does not interfere with the conduct of Sellers’ business, and promptly repairs all damage and restores each Property to its condition immediately prior to such activities, at Purchaser’s sole cost. Purchaser and Purchaser’s Representatives will only be permitted access when accompanied by Sellers or a representative of Sellers. Seller shall not unreasonably delay, withhold or deny access and the availability of such personnel to accompany Purchaser or its representatives. Purchaser will indemnify, defend, and hold Sellers harmless from all liens, claims, loss, damage and liabilities suffered by or asserted against Sellers (including without limitation any damage to property or injury to persons) as a result of any entry by Purchaser or Purchaser’s Representatives under this Section 5.1. If (despite the foregoing) any inspection or test disturbs or damages the Properties, Purchaser shall promptly repair and restore the Properties to substantially the same condition as existed prior to any such inspection or test. This Section 5.1 shall survive the termination of this Agreement or the Closing.

5.2 Due Diligence Materials. Sellers shall deliver to Purchaser, or to its duly authorized agents or representatives the items specified on Schedule 5.2 attached hereto within the applicable three (3) Business Day or ten (10) day periods specified in Schedule 5.2. Purchaser shall also have the right to review all other books, records, plans, building specifications, contracts, agreements or other instruments or documents contained in Sellers’ files relating to the operation and maintenance of the Properties, which may be made available at the Properties or at Sellers’ office, in each case to the extent currently within Sellers’ possession or control (the materials set forth on Schedule 5.2 and such other items being referred to collectively as the “Due Diligence Materials”). Purchaser acknowledges and agrees that the Due Diligence Materials may be abstracted in order to preserve the confidentiality of information not relating to the Properties. The Due Diligence Materials may be examined at all reasonable times during normal business hours upon prior reasonable notice to Sellers and may be photocopied by Purchaser at Purchaser’s sole cost and expense.

In no event shall any appraisals or valuations of the Properties be included in any Due Diligence Materials except as follows: (a) Sellers agree to provide purchaser with any valuations Sellers have in their possession in support of tax protests referenced in Section 3.4; and (b) Sellers agree that if appraisals of the Properties prepared in connection with the financing of the Properties with Wachovia Bank in 2003 are required in order for Purchaser to assume the Wachovia financing, and Purchasers are making diligent efforts to assume the same, Sellers shall cooperate reasonably with Purchaser in requesting such appraisals from Wachovia or from the appraiser.

Sellers agree to use reasonable efforts to cooperate with reasonable requests of Purchaser for additional information after the Inspection Period and prior to Closing, to the extent such information is in Sellers’ possession and located at the Properties or in Sellers’ offices and is already in a format suitable in Sellers’ reasonable judgment for provision to Purchaser. Without limiting the generality of the foregoing, Seller shall not be obligated to incur material expense, to generate new or additional reports or reformat information, or to engage any person or entity for the provision of services in connection with any such request. In the event that Purchaser notifies Sellers in writing that it wishes to further inspect one or more Properties following the Inspection Period, Sellers shall permit the same subject to the requirements of Section 5.1 and the Right of Entry Agreement referenced therein, and subject to the requirement that Purchaser minimize the need for such further inspections. The foregoing provisions regarding additional information and additional inspections are provided as a courtesy to Purchaser, and in no event shall Purchaser’s rights to, or Sellers’ provision or failure to provide, any additional information or additional inspections entitle Purchaser to any extension of the Inspection Period or any further termination right, nor shall any of the foregoing otherwise affect, modify or waive any of the rights and obligations of Sellers and Purchaser under this Agreement.

Purchaser hereby acknowledges and agrees that (i) certain of such Due Diligence Materials contain provisions restricting reliance thereon to Sellers or its predecessors and certain other parties specifically named therein; and (ii) except as provided in Section 4.1, the Due Diligence Materials and all other information of any kind provided to Purchaser are provided for informational purposes only and do not constitute representations or warranties of any kind. In the event the Closing does not occur for any reason (and upon any termination of this Agreement for any reason), Purchaser shall return to Sellers all Due Diligence Materials and any and all other materials and information with respect to the Properties provided to Purchaser by Sellers or its agents, including all photocopies thereof (it being understood that such requirement to return Due Diligence Materials shall not be considered breached solely by virtue of having provided information to the SEC that was required to be provided to the SEC in connection with the IPO or other Capital Markets Transaction and accordingly is not physically returnable to Sellers).

5.3 Confidentiality. All documents and information obtained by Purchaser or Purchaser’s Representatives, whether from Sellers or independently (and whether directly or through outside consultants), shall be held in confidence by Purchaser and Purchaser’s Representatives and not disclosed to third parties except to the extent that (i) such document or information is publicly available, (ii) such disclosure is required by law or administrative order and/or (iii) such disclosure is necessary or reasonably appropriate to enable Purchaser to comply with SEC requirements incident to the IPO or any other Capital Markets Transaction, or to enable Purchaser to enforce its rights under this Agreement or to defend any claim brought against Purchaser under this Agreement. The provisions of this Section 5.3 shall not survive the Closing but shall, notwithstanding any other provision of this Agreement, survive any termination of this Agreement. If this Agreement is terminated for any reason, Purchaser shall promptly redeliver to Sellers all documents and any other information of any kind regarding the Properties and will not retain any copies, extracts or other reproductions in whole or in part of the documents or information. No announcements or disclosures of this Agreement or any information related to this Agreement (including, but not limited to, the Purchase Price) to outside brokers or third parties, before or after the Closing, shall be made without the prior written specific consent of Sellers in each instance, except for such disclosure as is necessary or reasonably appropriate to enable Purchaser to comply with SEC requirements incident to the IPO or any other Capital Markets Transaction.

5.4 Review of Materials. Purchaser shall have the right to actively pursue such due diligence as it may deem prudent during the period commencing on the Effective Date and ending at 5:00 p.m. Eastern time on that date that is sixty (60) days thereafter (the “Inspection Period”). The Inspection Period shall be extended by one (1) day for each day that the Sellers do not deliver any of the Due Diligence Materials specified on Schedule 5.2 beyond the applicable three (3) Business Day or ten (10) day period required thereunder, provided that any such extension is memorialized by written notice between Purchaser and Sellers consistent herewith.

5.5 Inspection Period. Purchaser shall notify Sellers no later than the expiration of the Inspection Period of the completion of its diligence and may elect, by written notice to Sellers, received by Sellers prior to expiration of the Inspection Period, not to proceed with the transaction described herein. In such event, the Escrow Agent is hereby required to return the Escrowed Amount in accordance with the Deposit Escrow Agreement and this Agreement shall be null and void without recourse to either party hereto except for those provisions which by their terms survive the expiration or termination of this Agreement.

5.6 Property Contracts. Prior to the Closing Date, Purchaser will determine which Property Contracts Purchaser will assume (the “Assigned Contracts”) and which Property Contracts are to be terminated by Sellers on the Closing Date (and shall be deemed to have directed termination of all Property Contracts Purchaser does not elect to assume), provided, however, that (a) at Closing Purchaser shall pay or reimburse Sellers for one-half of any termination fee, cost or expense incurred to terminate any Property Contract which Purchaser directs to be terminated, and (b) the termination of any Property Contract which Purchaser directs to be terminated may be subject to a requirement of written notice of termination a specified period in advance of termination, in which event such Property Contract may survive Closing (and be the responsibility of Purchaser) for the required period until termination becomes effective. If assumption of any of the Assigned Contracts requires consent, Sellers agree to request such consent at Purchaser’s expense, and if such consent is not obtained, then Purchaser shall be deemed to have elected to terminate the Property Contract in question.

5.7 Updated Reports. Sellers agree to provide Purchaser with updated reports of those items designated on Schedule 5.2 to be updated during the term of this Agreement, not less frequently than monthly except as otherwise indicated in Schedule 5.2.

Article 6

Title and Survey

6.1 Title and Survey Review. Purchaser shall, at its sole expense, cause to be prepared and issued: (i) commitments for title insurance (the “Title Commitments”) from Chicago Title Insurance Company (“Title Company”) with respect to the Real Property, in the amount of the Fixed Purchase Price with Purchaser as the proposed insured, and accompanied by true, complete, and legible copies of all documents referred to in the Title Commitments; (ii) current surveys of the Real Property (the “Surveys”), addressed to Purchaser, its lender, Title Company and such other parties as Purchaser may specify; and (iii) Uniform Commercial Code searches (collectively, the “Title Evidence”). Purchaser, at its option, may waive any or all of the requirements applicable to the Title Commitment, the Surveys and/or UCC searches.

6.2 Title Review and Cure. Title to the Properties shall be conveyed subject to (i) zoning ordinances affecting the Properties; (ii) utilities and all of the matters shown by the Surveys; (iii) current year’s taxes not yet due and payable; (iv) rights of tenants in possession under the Tenant Leases; (v) the specific exceptions (exceptions that are not part of the promulgated title insurance form) in the Title Commitments that Sellers are not required to remove as provided below; and (vi) matters which would have been disclosed by an accurate survey (collectively, the “Permitted Exceptions”). Purchaser shall advise Sellers in writing (the “Title Notice”) of any objections Purchaser may have to title to the Properties (the “Title Objections”) not later than five (5) business days prior to the end of the Inspection Period and shall be deemed to have waived all other objections to title as of the Title Date (defined below) and all such waived matters shall be deemed Permitted Exceptions. The “Title Date” shall be the date which is seven (7) business days prior to expiration of the Inspection Period (or if later, the date of the Title Commitment). Sellers may elect to cure such Title Objections, provided, however, that Sellers shall have no obligation to cure Title Objections except liens of an ascertainable amount, which liens Sellers shall cause to be removed, discharged and released at or before the Closing. Title Objections shall not in any event include real estate taxes which are not yet due and payable as of the Closing Date, the Tenant Leases, or any of the Property Contracts. Sellers shall give Purchaser written notice of any Title Objections Sellers agrees to cure, within three (3) business days after receipt of the Title Notice. Purchaser may terminate this Agreement (and receive a refund of the Escrowed Amount) by written notice (a) prior to expiration of the Inspection Period if Sellers has not agreed to cure all Title Objections (and failing to so terminate Purchaser shall be deemed to have accepted and waived such Title Objections that Sellers has not agreed to cure, which shall be deemed Permitted Exceptions), or (b) thereafter if Sellers fail to remove, at or before Closing, any Title Objections which Sellers agreed to remove pursuant to this Section 6.2.

6.3 Extension to Perfect Title or Make the Properties Conform.

(a) If any encumbrances are placed on the Properties after the Title Date, or if Sellers shall be unable to deliver possession of the Properties, as herein stipulated, or if on the Closing Date the Properties does not conform with the provisions hereof (other than by reason of casualty or condemnation, which are addressed in Sections 9.6 and 9.7 below), then Sellers shall use reasonable efforts to remove any such encumbrances, or to deliver possession as provided herein, or to make the Properties conform to the provisions hereof, as the case may be, in which event Sellers shall give written notice thereof to Purchaser at or before the Closing Date, and thereupon the Closing and the Closing Date shall be extended for a period of thirty (30) days. In no event shall Sellers be required to file any lawsuit, or to spend more than Five Thousand Dollars ($5,000) for any one Property to remove any such encumbrances, or to deliver possession as provided herein, or to make the Properties conform to the provisions hereof, except that such Five Thousand Dollar ($5,000) limitation shall not apply to voluntary liens of an ascertainable amount created by Sellers, which Sellers shall remove or cure by payment of funds from the Closing hereunder.

(b) If at the expiration of the extended time Sellers shall have failed so to remove any such encumbrances placed on the Properties after the Title Date (other than those which are the responsibility of tenants to remove), deliver possession, or make the Properties conform, as the case may be, all as herein agreed, then Purchaser may terminate this Agreement by written notice delivered to Sellers on or before the Closing Date, as so extended, in which event Purchaser shall be entitled to the return of the Escrowed Amount and this Agreement shall terminate without further recourse except for those indemnities that expressly survive termination and the confidentiality provisions set forth in Section 5.3.

(c) Purchaser shall have the election, at either the original or any extended Closing Date, to accept such title as Sellers can deliver to the Properties in its then condition and to pay therefor the Purchase Price without deduction, in which case Sellers shall convey such title.

6.4 Title and Survey Costs; Transfer Taxes. The applicable Seller and the Purchaser shall each pay one-half of the premium for base and extended title insurance coverage for Purchaser’s owner’s form of title insurance policy for each Property located in Florida, Georgia or Texas, but in any event exclusive of all premiums and charges for any endorsements. Purchaser shall pay all premiums and costs for title insurance for Properties located in other states, all premiums and charges for any endorsements, all premiums and charges for lenders’ or other policies, and all other costs of title insurance and title services (exclusive of escrow fees payable by Sellers and Purchaser as provided in Sections 3.12 and 3.13) to the extent not expressly provided in this Section 6.4 to be paid by any Seller. All costs of the Surveys, including any necessary revisions and updates, shall be paid for by Purchaser. With respect to Properties located in states where there is no custom for allocating transfer taxes (the parties agreeing for such purposes that Florida has no custom), Purchaser shall pay one-half of such transfer taxes and the applicable Seller shall pay one-half of such transfer taxes.

Article 7

Conditions to Sellers’ and Purchaser’s Performance

7.1 Conditions to Sellers’ Obligations. The obligations of Sellers to consummate the transaction contemplated by this Agreement are, in addition to the other terms and conditions of this Agreement, subject to the following (any one or more of which may be waived in whole or in part by Sellers at their discretion):

(a) Purchaser having performed in all material respects all covenants and obligations required by this Agreement to be performed by Purchaser on or prior to the Closing Date, including delivery of all of Purchaser’s closing deliveries as set forth in Section 8.3 below;

(b) Purchaser’s representations and warranties under Section 4.2 remaining materially true and correct as of the Closing Date; and

(c) Payment of the Fixed Purchase Price, as adjusted and prorated hereunder, and the Inventory Cost.

7.2 Conditions to Purchaser’s Obligations. The obligations of Purchaser to consummate the transaction contemplated by this Agreement are, in addition to the other terms and conditions of this Agreement, subject to the following (any one or more of which may be waived in whole or in part by Purchaser at its discretion):

(a) Sellers having performed in all material respects all covenants and obligations required by this Agreement to be performed by Sellers on or prior to the Closing Date, including delivery of all of Sellers’ closing deliveries as set forth in Section 8.2 below;

(b) All Property Contracts not approved by and being assigned to Purchaser shall have been terminated in accordance with Section 5.6 above;

(c) Sellers’ representations and warranties under Section 4.1 (excluding Section 4.1(c) in its entirety, and Section 4.1(d) other than with respect to Property Contracts being assigned to Purchaser at Closing) shall be materially true and correct as of the Closing, subject to such changes as may be disclosed in such update thereof as Sellers may elect to provide, so long as such update does not disclose any matter that has a material adverse effect on the Properties in the aggregate; and

(d) The Capital Markets Transaction shall be consummated concurrently with the Closing.

Article 8

Closing

8.1 Closing Date. Except as otherwise expressly provided in this Agreement, the consummation of the transaction contemplated in this Agreement (the “Closing”) shall occur through escrow with the Escrow Agent at 9:00 a.m. Central time on the earliest date mutually satisfactory to Sellers and Purchaser within thirty (30) days after consummation of the Capital Markets Transaction, but not later than August 31, 2004 unless Sellers agree to such later date (the “Closing Date”). Sellers agree not to unreasonably withhold their consent to Purchaser’s request for an extension of the Closing Date to a date not later than October 15, 2004 if Purchaser is pursuing the IPO but is unable to complete the IPO prior to August 31,2004 and on the advice of its underwriters schedules completion of the IPO for September, 2004. It is agreed that time is of the essence in this Agreement.

8.2 Sellers’ Closing Deliveries. On the Closing Date Sellers shall deliver or cause to be delivered at their expense each of the following items to Purchaser:

(a) Duly executed and acknowledged deeds to Purchaser without covenant or warranty other than a special or limited warranty (i.e., a warranty against lawful claims of persons claiming by, through or under the grantor, except for matters of record), in form reasonably satisfactory to Sellers, Purchaser and the Title Company (the “Deeds”);

(b) Duly executed Assignment of Tenant Leases, Property Contracts and Personal Property (“General Assignment”) in the form attached hereto as Schedule 8.2(b); upon request of Purchaser after Closing, the applicable Seller shall provide a separate recordable form of executed assignment of lease for each retail lease;

(c) Certificate of non-foreign status from Sellers in the form attached hereto as Schedule 8.2(c):

(d) Customary affidavits sufficient for the Title Company to delete any exceptions for parties in possession (other than tenants under the Tenant Leases), mechanic’s or materialmen’s liens from Purchaser’s title policy;

(e) Evidence reasonably satisfactory to Purchaser and the Title Company of Sellers’ authority to convey the Properties pursuant to this Agreement in form and substance reasonably satisfactory to Purchaser and the Title Company;

(f) A counterpart original of the closing statement setting forth the Fixed Purchase Price, the closing adjustments and the application of the Fixed Purchase Price as adjusted, and the Inventory Cost (the “Closing Statement”);

(g) Updated copies of the income and expense statements described in Schedule 5.2, Item I.D. 1 for calendar year 2004 to date, which shall be updated to the date of Closing and be provided to Purchaser within five (5) days after Closing.

(h) The originals or copies of all leases affecting the Properties, to the extent practicable, (which shall be provided at the Properties), an updated rent roll of the existing leases as described in Schedule 5.2, Item I.A.3, and updates of the items described in Schedule 5.2, Items I.A.4, 5, and 6. Such updates shall be current as of a date not earlier than three (3) weeks prior to the date of Closing.

(i) A Bank Deposit Authorization Letter, executed by the applicable Seller, in the form attached as Schedule 8.2(i) and effective as of the Closing authorizing Purchaser’s bank to deposit rent checks made payable to such Seller into Purchaser’s account after Closing (Purchaser hereby agreeing not to deposit and to give to Seller any checks Purchaser receives which are payable to Seller and which do not relate to the Properties or the self storage businesses on the Properties);

(j) A non-competition agreement from Hugh W. Horne and the Sellers in favor of Purchaser in the form attached hereto as Schedule 8.2(j) (the “Non-Compete”);

(k) All books, records, plans, specifications, contracts, agreements and other instruments or documents to the extent reasonably requested by Purchaser and in the possession of Sellers related to the operation and maintenance of the Properties;

(1) Keys to all locks on the Properties in Sellers’ possession or control, if any; and

(m) A license for use of the trade name “Storage Spot” at the Property known as Riverview, in the form attached hereto as Schedule 8.2(m) (the “Riverview License”).

8.3 Purchaser’s Closing Deliveries. On the Closing Date Purchaser shall deliver or cause to be delivered at its expense each of the following to Sellers:

(a) A counterpart original of the Closing Statement;

(b) Duly executed counterparts of the General Assignment, the Non-Compete, and the Riverview License;

(c) A duly executed original of the Earnout Guaranty as required under Section 3.16(a); and

(d) Such other instruments as Sellers may reasonably request to effectuate the transaction contemplated by this Agreement without additional liability or expense to Purchaser.

8.4 Delivery of Deposit. On the Closing Date the Escrow Agent shall deliver or cause to be delivered the Escrowed Amount pursuant to the terms of the Deposit Escrow Agreement.

8.5 Transitional Walk-Through. Within approximately two (2) weeks prior to Closing, Purchaser shall have its operational staff conduct a walk-through of the Properties with representatives of Sellers in order to prepare for and assist in the transition of management at Closing.

Article 9

Property Operations and Casualty and Condemnation

9.1 Conduct of Business. Up to the time of Closing, Sellers shall operate the business conducted at the Properties in the ordinary course of business consistent with past practice, including but not limited to leasing and entering into Property Contracts. In no event shall any change in leasing, vacancies, revenues, expenses or financial performance of any of the Properties affect the rights and obligations of the parties under this Agreement. Any Property Contract outside such ordinary course of business shall require Purchaser’s prior written approval (not to be unreasonably withheld or delayed) unless terminable upon thirty (30) days’ notice.

9.2 Maintenance of Property. Up to the time of Closing, Sellers shall (a) use reasonable efforts to maintain the Property in good operating repair and condition consistent with past practice, subject to reasonable wear and tear and casualty loss, and (b) maintain the presently existing property insurance on the Properties. In the event a casualty loss occurs prior to Closing, Sellers shall undertake to repair the same to the extent that in Sellers’ reasonable business judgment immediate repair is required and practicable from an operational standpoint.

9.3 Telephone Listing. Prior to Closing, Seller will provide Purchaser with the address and telephone number of the telephone company business office that serves the Property and will execute and deliver to Purchaser at Closing all documents required by the telephone company, including supersedure papers, to transfer the telephone number, telephone listing, and yellow page advertisements of Seller to Purchaser.

9.4 Termination of Management Contracts. As of the Closing Date, Seller shall cause the cancellation of any management contracts affecting the Properties at no cost to Purchaser.

9.5 Removal and Replacement of Personal Property. During the pendency of this Agreement, Sellers will not remove any Personal Property from the Properties except as may be required for necessary repair or replacement, and replacement shall be of equal quality and quantity as existed as of the time of its removal.

9.6 Damage or Destruction/Eminent Domain. Purchaser shall be bound to purchase the Properties as required by the terms of this Agreement without regard to the occurrence or effect of any damage to or destruction of the Properties or condemnation of the Properties by right of eminent domain (other than a Total Condemnation as provided in Section 9.7 below). Notwithstanding the occurrence of damage, destruction or condemnation, then upon the Closing: (i) in the event of damage covered by insurance during the period prior to Closing Date, Purchaser shall receive a credit against the Fixed Purchase Price for such Properties in the amount (net of collection costs and costs of repair reasonably incurred by Sellers and not then reimbursed) of any insurance proceeds or condemnation award collected and retained by Sellers as a result of any such damage, destruction or condemnation, plus (in the case of damage) the amount of the deductible portion of Sellers’ insurance policy, but not more than the Fixed Purchase Price, and Sellers shall assign to Purchaser all rights to such net insurance proceeds or condemnation awards as aforesaid as shall not have been collected prior to the Closing; and (ii) in the event of damage not covered by insurance, Purchaser shall receive a credit in the amount of the estimated cost to repair such damage.

9.7 Total Condemnation. If the entirety of the applicable Seller’s interest in one or more of the Properties shall be taken or is in the process of being taken by exercise of the power of eminent domain or if any governmental authority notifies Sellers prior to the Closing Date of its intent to take or acquire the entirety of such interest in one or more of the Properties (“Total Condemnation”), Sellers shall give notice promptly to Purchaser of such event, and the Properties so taken or to be taken shall no longer be included among the Properties for purposes of this Agreement, the Fixed Purchase Price shall be reduced by the portion thereof Sellers have allocated to the Properties so taken or to be taken as indicated on Schedule 3.1, and the calculation of the Earnout under Section 3.16 shall be modified to reduce the $17,942,558 threshold by the projected 2005 revenues for the Properties so taken or to be taken, as specified in Schedule 9.7. It is understood that such projections are made solely for the purposes of adjusting the Earnout calculation in the event of a Total Condemnation and as provided herein and neither change the character of that calculation as an aggregate calculation nor constitute any representation or warranty whatsoever.

Article 10

Brokerage Commissions

10.1 Representations and Indemnity. Sellers and Purchaser each mutually represent and warrant to the other that they have not dealt with, and are not obligated to pay, any fee or commission to any broker in connection with the transaction contemplated by this Agreement. Sellers hereby agrees to indemnify, defend and hold Purchaser harmless from and against all liabilities, costs, damages and expenses (including reasonable attorneys’ fees) arising from any claims for brokerage or finder’s fees, commissions or other similar fees in connection with the transaction covered by this Agreement insofar as such claims shall be based upon alleged arrangements or agreements made by Sellers or on Sellers’ behalf. Purchaser hereby agrees to indemnify, defend and hold Sellers harmless from and against all liabilities, costs, damages and expenses (including reasonable attorneys’ fees) arising from any claims for brokerage or finders’ fees, commissions or other similar fees in connection with the transaction covered by this Agreement insofar as such claims are based upon alleged arrangements or agreements made by Purchaser or on Purchaser’s behalf. The covenants and agreements contained in this Article 10 shall survive the termination of this Agreement or the Closing of the transaction contemplated hereunder.

Article 11

Default, Termination and Remedies

11.1 Sellers’ Default. Subject to Section 6.3 hereof, if, prior to the Closing Date (as the same may have been extended hereunder), Sellers shall for any reason whatsoever default in the performance of its obligations under this Agreement and Purchaser does not wish to waive such default, Purchaser may either (i) terminate this Agreement for such default (excluding those indemnities which expressly survive termination and the confidentiality provisions set forth in Section 5.3), in which event Purchaser shall be entitled to the return of the Escrowed Amount and this Agreement shall terminate without further recourse (except with respect to those provisions that are specifically stated to survive termination) or (ii) commence an action for specific performance against Sellers, it being acknowledged that damages at law would be an inadequate remedy. Purchaser acknowledges that these remedies are its exclusive remedies at law and at equity. Purchaser shall be deemed to have elected to terminate this Agreement (as provided in clause (i) above) if Purchaser fails to deliver to Sellers written notice of its intent to file a cause of action for specific performance against Sellers on or before thirty (30) days after written notice of termination from Sellers or sixty (60) days after the Closing Date (as the same may have been extended hereunder), whichever shall occur first, or having given Sellers notice, failure to file a lawsuit asserting such cause of action within ninety (90) days after the Closing Date (as the same may have been extended hereunder). In no event shall Sellers be liable to Purchaser for any consequential or punitive damages based upon any breach of this Agreement. Purchaser further agrees that recourse for any liability of Sellers under this Agreement or any document or instrument delivered simultaneously or in connection with or pursuant to this Agreement shall be limited (i) solely to the Properties, if Closing has not occurred, and (ii), following the Closing, to the net proceeds of the Fixed Purchase Price realized by Sellers (i.e., after payment of all indebtedness and transaction costs). In no event shall Purchaser seek satisfaction for any obligation from any partners, members, managers, shareholders, officers, directors, employees, agents, legal representatives, successors or assigns of Sellers, nor shall any of the foregoing have any personal liability for any such obligations of Sellers.

11.2 Purchaser Default. If Purchaser shall breach this Agreement, or if all of the contingencies and conditions to Purchaser’s obligation to purchase the Properties have been satisfied or waived by Purchaser and Purchaser should fail to consummate the purchase of the Properties for any reason other than Sellers’ default, Sellers’ sole remedy in such event shall be to terminate this Agreement (excluding those indemnities which expressly survive termination and the confidentiality provisions set forth in Section 5.3) and to retain the Escrowed Amount as liquidated damages, Sellers waiving all other rights or remedies in the event of such breach or default by Purchaser. The parties acknowledge that Sellers’ actual damages in the event of a default by Purchaser under this Agreement will be difficult to ascertain, and that such liquidated damages represent the parties’ best estimate of such damages and do not constitute a penalty. In no event shall Purchaser be liable to Sellers for any consequential or punitive damages based upon any breach of this Agreement. In no event shall Sellers seek satisfaction for any obligation from any partners, members, managers, shareholders, officers, directors, employees, agents, legal representatives, successors or assigns of Purchaser, or shall any of the foregoing have any personal liability for any such obligations of Purchaser.

Article 12

Miscellaneous

12.1 Assignment. Purchaser may not assign any of Purchaser’s rights or duties hereunder without the prior written consent of Sellers, which consent may be withheld by Sellers in its sole and absolute discretion; Sellers agreeing, however, not to withhold their consent to an assignment to an affiliated entity wholly owned and controlled by Purchaser or by Extra Space Storage, Inc. Purchaser shall remain primarily liable notwithstanding any such assignment. The covenants and agreements contained in this Agreement shall extend to and be obligatory upon the permitted successors and assigns of the respective parties to this Agreement.

12.2 Notices. Any notice required or permitted to be delivered under this Agreement shall be in writing and shall be deemed given (a) when delivered or refused by hand during regular business hours, (b) three (3) days after being sent by United States Postal Service, registered or certified mail, postage prepaid, return receipt requested and first class mail, postage prepaid, (c) the next business day if sent by a reputable national overnight express mail service that provides tracing and proof of receipt or refusal of items mailed, or (d) when received if sent by facsimile or email during business hours, in each case addressed to Sellers or Purchaser, as the case may be, at the address or addresses, facsimile number or email addresses set forth below or such other addresses or facsimile numbers or email addresses as the parties may designate in a notice similarly sent. Any notice given by a party to Escrow Agent shall be simultaneously given to the other party. Any notice given by a party to the other party relating to its entitlement to the Escrowed Amount shall be simultaneously given to the Escrow Agent. Any notice from a party may be given by its counsel. Notices to Sellers, Purchaser and/or Escrow Agent shall be delivered as follows:

If to Sellers:

Storage Spot Properties No. 1, L.P.

Storage Spot Properties No. 4, L.P.

c/o Storage World, L.P.

Delivery Address:

2307 Camino Alto

Austin, TX 78746-2404

Mailing Address:

P.O. Box 50543

Austin, TX 78746-0543

Attn: Hugh W. Horne

Tel. 512-328-8118

Fax 512-233-2329

Email: hhorne@storagespot.com

with copies to:

Storage Spot Properties No. 1, L.P.

Storage Spot Properties No. 4, L.P.

c/o StorageWorld, L.P.

2410 Naudain Street

Philadelphia, PA 19146

Attn: Michael H. Appleby

Tel. 215-875-9797

Fax 215-875-9799

Email: mappleby@storagespot.com

and

AEW Capital Management, L.P.

World Trade Center

Two Seaport Lane

Boston, MA 02210-2021

Attn: Mark B. Potter

Tel. 617-261-9285

Fax 617-261-9555

Email: mpotter@aew.com

and

AEW Capital Management, L.P.

World Trade Center

Two Seaport Lane

Boston, MA 02210-2021

Attn: General Counsel

Tel. 617-261-9324

Fax 617-261-9555

Email: jfinnega@aew.com

and

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Attn: Adam N. Weisenberg, Esq.

Tel. 617-570-1473

Fax 617-227-8591

Email: aweisenberg@goodwinprocter.com

If to Purchaser:

Extra Space Storage LLC

Attn: Kenneth T. Woolley

2795 E. Cottonwood Parkway, #400

Salt Lake City, UT 84121

Tel. 801-562-5556

Fax 801-562-5579

Email: ktwoolley@extraspace.com

with a copy to:

Extra Space Storage LLC

Attn: David Rasmussen

2795 E. Cottonwood Parkway, #400

Salt Lake City, UT 84121

Tel. 801-365-4473

Fax 801-365-4947

Email: drasmussen@extraspace.com

If to the Escrow Agent:

Chicago Title Insurance Company

Attn: Ron Szopa

Chicago National Commercial Center

171 N. Clark Street, Third Floor

Chicago, Illinois 60601

Tel. 312-223-2202

Fax 312-223-3874

Email: ronald.szopa@ctt.com

12.3 Interpretation. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words of a singular number shall be held to include the plural and vice versa, unless the context requires otherwise. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words of a singular number shall be held to include the plural and vice versa, unless the context requires otherwise. References to materiality or to a material adverse effect shall be interpreted to refer to the Properties and the transaction contemplated hereby as a whole and not solely with respect to the particular subject matter involved.

12.4 Captions. The captions used in connection with the Articles of this Agreement are for convenience only and shall not be deemed to extend, limit or otherwise define or construe the meaning of the language of this Agreement.

12.5 Construction The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

12.6 Calculation of Time Periods. As used herein, “business day” shall mean any day in which banks are open in the Commonwealth of Massachusetts. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday.

12.7 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement, except that indemnifications shall extend to those additional persons and entities provided for in applicable indemnification provisions hereof.

12.8 Amendments. This Agreement may be amended only by a written instrument executed by Sellers and Purchaser (or Purchaser’s permitted assignee or permitted transferee, if any).

12.9 Integration. This Agreement (including the schedules and exhibits, which are incorporated herein by reference) embodies the entire agreement between Sellers and Purchaser with respect to the transactions contemplated in this Agreement, and there have been and are no covenants, agreements, representations, warranties or restrictions between Sellers and Purchaser with regard thereto other than those set forth or provided for in this Agreement.

12.10 Choice of Law. This Agreement shall be construed under and in accordance with the laws of the Commonwealth of Massachusetts.

12.11 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original but such counterparts together shall constitute one and the same instrument notwithstanding that both Purchaser and Sellers are not signatory to the same counterpart.

12.12 Time of the Essence. Time is of the essence of this Agreement.

12.13 Use of Proceeds to Clear Title. To enable Sellers to make conveyance as herein provided, Sellers may, at the time of Closing, use the Fixed Purchase Price or any portion thereof to clear the title of any or all encumbrances or interests, provided that provision reasonably satisfactory to Purchaser’s attorney is made for prompt recording of all instruments so procured in accordance with conveyancing practice in the jurisdiction in which the Property is located.

12.14 Submission not an Offer or Option. The submission of this Agreement or a summary of some or all of its provisions for examination or negotiation by Purchaser or Sellers does not constitute an offer by Sellers or Purchaser to enter into an agreement to sell or purchase the Properties, and neither party shall be bound to the other with respect to any such purchase and sale until a definitive agreement satisfactory to the Purchaser and Sellers in their sole discretion is executed and delivered by both Sellers and Purchaser.

12.15 Limitation of Liability. No present or future officer, director, shareholder, employee, trustee, member, manager, partner, agent, beneficiary or representative of Sellers and their heirs, successors and assigns shall be personally liable for any obligations of Sellers under this Agreement.

12.16 Acceptance of Deed. The acceptance of a Deed by the Purchaser or its nominee, as the case may be, shall be deemed to a full performance and discharge of every agreement and obligation on the part of the Sellers herein contained or expressed, except such as are, by the express terms hereof (including the Schedules and Exhibits attached hereto), to survive the Closing.

12.17 No Recordation. Sellers and Purchaser each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded and Purchaser agrees (a) not to file any notice of pendency or other instrument (other than a judgment) against the Properties or any portion thereof in connection herewith and (b) to indemnify Sellers against all costs, claims, losses, liabilities, damages and expenses (including reasonable attorneys’ fees, expenses and disbursements) incurred by Sellers by reason of the filing by Purchaser of such notice of pendency or other instrument. Notwithstanding the foregoing, if the same is permitted pursuant to applicable law, Purchaser shall be entitled to record a notice of lis pendens if Purchaser is entitled to seek (and is actually seeking) specific performance of this Agreement by Sellers in accordance with the terms of Section 11.1 hereof.

Article 13

IRS Form 1099-S Designation

13.1 Designee. In order to comply with information reporting requirements of Section 6045(e) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder, the parties agree (i) to execute an IRS Form 1099-S Designation Agreement in the form attached hereto as Schedule 13.1 at or prior to the Closing to designate the Title Company (the “Designee”) as the party who shall be responsible for reporting the contemplated sale of the Properties to the Internal Revenue Service (the “IRS”) on IRS Form 1099-S; (ii) to provide Designee with the information necessary to complete Form 1099-S; (iii) that Designee shall not be liable for the actions taken under this Agreement, or for the consequences of those actions, except as they may be the result of gross negligence or willful misconduct on the part of Designee; and (iv) that Designee shall be indemnified by the parties for any costs or expenses incurred as a result of the actions taken hereunder, except as they may be the result of gross negligence or willful misconduct on the part of Designee. Designee shall provide all parties to this transaction with copies of the IRS Forms 1099-S filed with the IRS and with any other documents used to complete IRS Form 1099-S.

IN WITNESS WHEREOF, the parties have executed this instrument as of the day and year first set forth above.

SELLERS:

STORAGE SPOT PROPERTIES NO. 1, L.P.

By:	StorageWorld Properties GP No. 1, LLC
Its General Partner

By:
Hugh W. Horne, President

STORAGE SPOT PROPERTIES NO. 4, L.P.

By:	StorageWorld Properties GP No. 4, LLC
Its General Partner

By:
Hugh W. Horne, President

PURCHASER:

EXTRA SPACE STORAGE LLC
a Delaware limited liability company

By:
Kenneth M. Woolley, Manager